EXECUTIVE SPECIAL BENEFIT AGREEMENT


          AGREEMENT made as of January 1, 1996, by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the
State of Delaware (hereinafter referred to as "Interpublic"), and FRANK B. LOWE (hereinafter referred to as "Executive"):

                       W I T N E S S E T H

          WHEREAS, Executive is in the employ of Interpublic and/or one or more of its subsidiaries (Interpublic and its subsidiaries being hereinafter referred to collectively as the "Corporation"); and

          WHEREAS, Interpublic and Executive desire to enter into an Executive Special Benefit Agreement which shall be supplementary to any employment agreement or arrangement which Executive now or hereinafter may have with respect to Executive's employment by Interpublic or any of its subsidiaries;

          NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:


                            ARTICLE I

Death and Special Retirement Benefits

          1.01 For purposes of this Agreement the "Accrual Term" shall mean the period of seventy-two months beginning on the date of this Agreement and ending on the day preceding the sixth anniversary hereof or on such earlier date on which Executive shall cease to be in the employ of the Corporation.

          1.02 The Corporation shall provide Executive with the following benefits contingent upon Executive's compliance with all the terms and conditions of this Agreement and Executive's satisfactory completion of a physical examination in connection with an insurance policy on the life of Executive which Interpublic or its assignee (other than Executive) proposes to obtain and own.
          1.03      If, during the Accrual Term or thereafter
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during a period of employment by the Corporation which is
continuous from the date of this Agreement, Executive shall die while in the employ of the Corporation, the Corporation shall pay to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 (or in the absence of such designation, shall pay to the Executor of the Will or the Administrator of the Estate of Executive) survivor income payments of One Hundred Thirty-Three Thousand Two-Hundred Dollars ($133,200) per annum for fifteen years following Executive's death, such payments to be made on January 15 of each of the fifteen years beginning with the year following the year in which Executive dies.

          1.04 If, after a continuous period of employment from the date of this Agreement, Executive shall retire from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixty-fourth birthday, the Corporation shall pay to Executive special retirement benefits at the rate of One Hundred Thirty-Three Thousand Two Hundred Dollars ($133,200) per annum for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments.

          1.05 If, after a continuous period of employment from the date of this Agreement, Executive shall retire, resign, or be terminated from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixtieth birthday but prior to Executive's sixty-fourth birthday, the Corporation shall pay to Executive special retirement benefits at the annual rates set forth below for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments:


     Age At Retirement                Annual Benefit
          63                              $117,216
          62                              $101,232
          61                              $ 85,248
          60                              $ 60,952

          1.06 If, following such termination of employment, Executive shall die before payment of all of the installments provided for in Section 1.04 or Section 1.05, any remaining
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installments shall be paid to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 or, in the absence of such designation, to the Executor of the Will or the Administrator of the Estate of Executive.

          1.07 For purposes of Sections 1.03, 1.04 and 1.05, or any of them, Executive may at any time designate a beneficiary or beneficiaries by filing with the chief personnel officer of Interpublic a Beneficiary Designation Form provided by such officer. Executive may at any time, by filing a new Beneficiary Designation Form, revoke or change any prior designation of beneficiary.

          1.08 If Executive shall die while in the employ of the Corporation, no sum shall be payable pursuant to Sections
1.04, 1.05, 1.06, 2.01, 2.02, or 2.03.

          1.09 In connection with the life insurance policy referred to in Section 1.02, Interpublic has relied on written representations made by Executive concerning Executive's age and the state of Executive's health. If said representations are untrue in any material respect, whether directly or by omission, and if the Corporation is damaged by any such untrue representations, no sum shall be payable pursuant to Sections 1.03, 1.04, 1.05, 1.06, 2.01, 2.02, or 2.03.

          1.10 It is expressly agreed that Interpublic or its assignee (other than Executive) shall at all times be the sole and complete owner and beneficiary of the life insurance policy referred to in Sections 1.02 and 1.09, shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without the knowledge or consent of Executive or Executive's designated beneficiary or any other person and that neither Executive nor Executive's designated beneficiary nor any other person shall have any right, title or interest, legal or equitable, whatsoever in or to such policy.

                            ARTICLE II

Nonsolicitation of Clients or Employees

          2.01 Following the termination of Executive's employment hereunder for any reason, Executive shall not for a period of one year form such termination either (a) solicit any
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employee  of the Corporation to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.

                           ARTICLE III

Assignment

          3.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be subject in any matter to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by Executive, and any such attempted action by Executive shall be void. This Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefits.

                            ARTICLE IV

Contractual Nature of Obligation

          4.01 The liabilities of the Corporation to Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the Agreement. Executive's rights with respect to any benefit to which Executive has become entitled under this Agreement, but which Executive has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation.

                            ARTICLE V

Applicable Law

          5.01      This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By   C. KENT KROEBER

                              FRANK B. LOWE

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